Exhibit 10.22

Pixelworks, Inc.

2004 Senior Management Bonus Plan

Bonuses for executive officers of the Company are calculated based on attainment of planned levels of revenue, pro forma operating income and net income in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as attainment of specified product goals. Each of the goals is weighted as follows:

Revenue	25.0%
Pro Forma Operating Income	12.5%
GAAP Net Income	12.5%
Operational Goals	50.0%

100.0%

If all goals are attained, bonuses are calculated as a percentage of each executive officer’s salary, as follows:

President and Chief Executive Officer	100%
Chief Operating Officer	100%
Vice Presidents	50%

If goals are not attained, bonuses are reduced proportionally. Additionally, the Compensation Committee of the Board of Directors may increase or decrease individual bonuses based on qualitative factors.

Determination as to whether or not the performance targets have been met is made quarterly. The payout of bonuses occurred in the first quarter of 2005.